Exhibit 99.3
TRANSPHORM, INC.
NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES
Up to 4,545,454 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Subscription Rights
July 5, 2023
Dear Stockholder:
This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Transphorm, Inc. (the “Company”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for up to an aggregate of 4,545,454 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Subscription Rights are offered on the terms and subject to the conditions described in the Company's prospectus supplement dated July 5, 2023 (as amended and supplemented from time to time, the “Prospectus Supplement”), and the accompanying prospectus dated September 29, 2022 (together with the Prospectus Supplement, the “Prospectus”), and are evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificates”).
Pursuant to the rights offering described in the Prospectus (the “Rights Offering”), each stockholder owning shares of Common Stock as of 5:00 p.m., Eastern Daylight Time, on June 26, 2023 (such date, the “Record Date” and, such stockholder, an “Eligible Stockholder”) will receive one non-transferable Subscription Right for every share of Common Stock held as of the Record Date. Each Subscription Right carries with it (i) a basic subscription right, which entitles the holder to purchase 0.07655623 of a share of Common Stock and (ii) an over-subscription privilege, which entitles each Eligible Stockholder that has exercised its basic subscription right in full to subscribe for additional shares of Common Stock that are offered in the Rights Offering, to the extent other Eligible Stockholders have not exercised their basic subscription rights in full. The subscription price is $3.30 per whole share of Common Stock, payable in cash (the “Subscription Price”). No fractional shares of Common Stock will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Stockholder’s exercise of its Subscription Rights, the number of shares of Common Stock that such Eligible Stockholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of shares of Common Stock the Eligible Stockholder is entitled to purchase will be rounded up to the nearest whole number. The Subscription Price must be paid for each whole share of Common Stock that is purchased. Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will return any excess payments, without interest or penalty.
The Subscription Rights may be exercised at any time during the subscription period, which commences on July 5, 2023 and ends at 5:00 p.m., Eastern Daylight Time, on July 21, 2023 (the “Expiration Time”), unless extended by the Company. The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Stockholders may not sell, transfer, or assign their Subscription Rights to anyone else. The Common Stock is listed on the Nasdaq Capital Market under the symbol “TGAN.”
The Company is asking that you contact your clients for whom you hold shares of Common Stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Subscription Rights. If you hold Subscription Rights for the account of more than one client, you may aggregate your exercise of Subscription Rights for all your clients, provided that you identify the number of Subscription Rights you are exercising for each client.
All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.
Enclosed are copies of the following documents:
1.the Prospectus;
2.a form of letter and Beneficial Owner Election Form, on which you may obtain your clients' instructions with respect to the Rights Offering; and
3.Nominee Holder Certification.

Subscription Rights not exercised prior to the Expiration Time will expire without value. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and payment of the aggregate Subscription Price prior to the Expiration Time.
ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AND INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.